QEP RESOURCES REPORTS SECOND QUARTER 2014 FINANCIAL AND OPERATING RESULTS

▪	Delivered record Adjusted EBITDA.

▪	Reported record total equivalent production of 83.9 Bcfe during the quarter, an increase of 8% compared to the second quarter 2013.

▪
Increased daily crude oil production by 67% over the second quarter 2013 to 43.7 Mbod driven by Williston Basin oil production growth of nearly 80% and the first full quarter of production from properties in the Permian Basin.

▪	Increased daily production from Permian Basin properties by 16% from the first quarter 2014 to approximately 7.7 Mboed.

▪	Increased crude oil to 27% of total equivalent production from 18% in the second quarter 2013.

▪	Completed the first company-operated horizontal well in the Permian Basin in the Wolfcamp B zone with production results in line with pre-drill expectations.

▪	Closed on the sale of multiple non-core E&P assets for aggregate proceeds of $702 million before post-closing adjustments.

▪
Entered into a definitive agreement to sell a 40% interest in QEP's affiliate Green River Processing, LLC to QEP Midstream Partners, LP ("QEPM") for an aggregate price of $230.0 million, which was subsequently closed on July 1, 2014.

DENVER, CO — August 6, 2014 // QEP Resources, Inc. (NYSE: QEP) ("QEP" or the "Company") today reported second quarter 2014 financial and operating results. The Company reported a net loss during the second quarter 2014 of $92.3 million, or $0.51 per diluted share, compared to net income of $178.4 million, or $0.99 per diluted share, in the second quarter 2013.

Net income or loss includes non-cash gains and losses associated with the change in the fair value of derivative instruments, gains and losses from asset sales, and impairment charges. Excluding these items, the Company’s Adjusted Net Income (a non-GAAP measure) was $67.9 million, or $0.38 per diluted share, for the second quarter 2014, compared to Adjusted Net Income of $62.9 million, or $0.35 per diluted share, for the comparable 2013 period. The increase in Adjusted Net Income was due primarily to higher oil and NGL production partially offset by higher lease operating expenses and production taxes and a realized loss on derivative instruments of $34.1 million in the second quarter 2014 compared to a realized gain of $30.8 million in the comparable 2013 period.

Adjusted EBITDA (a non-GAAP measure) was a record $400.8 million for the second quarter 2014, compared to $389.5 million in the second quarter 2013, a 3% increase. (The definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA and Adjusted Net Income to net income are provided within the financial tables of this release.)

“We continue to make solid progress on our strategy of positioning QEP to have a more focused asset portfolio with significant positions in high-return, high-margin plays. After successfully closing the acquisition of Permian Basin properties in first quarter of this year, we completed the sale of several non-core properties in the second quarter, continuing our shift toward a more focused upstream portfolio that is also more balanced between crude oil and natural gas exposure,” commented Chuck Stanley, Chairman, President and CEO of QEP Resources. “Excluding realized gains and losses on commodity derivatives, QEP Energy’s EBITDA per Mcfe has expanded by 25% over the prior year period, direct confirmation that our strategic shift to higher margin crude oil properties is working.”

“Also, we continue to make progress on the previously-announced separation of our midstream business to unlock additional value for shareholders. We are pursuing multiple avenues to achieve the midstream separation, ranging from an outright sale of the business to a straight spin-off of the business to QEP shareholders. To prepare for the possibility of a straight spin-off or various spin-merge transaction structures, we filed a Form-10 with the SEC in the second quarter. In parallel with the Form-10 filing, we are also in the second and final round of evaluating strong offers from interested parties and we expect to reach a final decision on a path forward to separation in the third quarter. Our ultimate objective is the maximization of shareholder value and the continuation of profitable midstream operations as part of a viable, competitive midstream entity.”

“Operationally, our asset managers delivered a solid quarter of execution. In the crude oil-rich Williston and Permian basins, average daily production increased 15% and 16%, respectively, from the prior quarter. In the Lower Mesaverde formation in the Uinta Basin, our three horizontal wells completed to date -- utilizing a new and innovative drilling and completion technique -- have an average maximum daily rate of over 9 MMcfed. We believe this new technique will dramatically improve the economics of developing the multiple Tcfe of proved and probable reserves across our acreage.”

"We also remain focused on maintaining financial strength and flexibility. In the second quarter, we completed the sale of multiple non-core E&P properties and completed a midstream dropdown, offsetting the cost of our Permian Basin acquisition and dramatically decreasing our net debt while streamlining our portfolio and improving our organic growth potential.”

"Overall, we continue to maintain our relentless focus on shareholder value creation through: growing oil production from our Williston Basin assets, integrating and accelerating development of our newly acquired Permian Basin assets, redesigning our Uinta Basin development plan, divesting non-core E&P assets, and completing the separation of our midstream business,” concluded Stanley.

Slides for the second quarter 2014 with maps and other supporting materials referred to in this release are posted on the Company’s website at www.qepres.com.

QEP Financial Results Summary

Adjusted EBITDA by Subsidiary(1)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
	(in millions)
QEP Energy	$373.1	$332.1	12%	$704.9	$655.8	7%
QEP Field Services	29.0	58.3	(50)%	82.2	111.5	(26)%
QEP Marketing and Resources	(1.3)	(0.9)	(44)%	—	(2.8)	(100)%
Adjusted EBITDA	$400.8	$389.5	3%	$787.1	$764.5	3%

(1) See attached financial tables of this release for a reconciliation of Adjusted EBITDA to net income attributable to QEP.

QEP Energy

▪
Net natural gas equivalent production increased by 8% to 83.9 Bcfe in the second quarter 2014 compared to 77.9 Bcfe in the second quarter 2013, due primarily to increased crude oil and NGL production in the Williston Basin and the addition of Permian Basin acquisition production offset by decreased gas production in the Haynesville and Midcontinent areas. Crude oil and NGL production increased 67% and 69%, respectively, while natural gas production decreased 15%, in the second quarter 2014, compared to 2013.

▪
Adjusted EBITDA increased 12% compared to the second quarter 2013, driven by increases in crude oil and NGL production volumes. This increase was partially offset by decreases of 7% and 17%, respectively, in the net realized prices of crude oil and NGL.

▪	Crude oil and NGL revenues increased 66% compared to the second quarter 2013, and represented approximately 66% of field-level production revenues.

▪	QEP Energy's capital investment (on an accrual basis) for the first half of 2014 was $762.6 million excluding $942.1 million related to the Permian Basin acquisition.

QEP Field Services

▪
QEP Field Services’ Adjusted EBITDA decreased $29.3 million during the second quarter 2014 compared to the prior-year period. The decrease in second quarter 2014 Adjusted EBITDA was driven primarily by increased general and administrative (G&A) expense related to outside professional services associated with current transactions and the costs associated with QEPM operating as a public company. Gathering margin decreased by $7.2 million compared to the second quarter 2013 due primarily to a decline in other gathering revenue. Processing margin decreased by $4.9 million due primarily to decreased NGL sales volumes and an increase in transportation expense.

▪	QEP Field Services' capital investment (on an accrual basis) for the first half of 2014 totaled $37.6 million.

QEP Resources

•
During the second quarter of 2014, G&A expense increased $23.3 million compared to the second quarter of 2013. The increase in G&A in 2014 was primarily due to the following: a $5.5 million increase in professional services and related compensation costs mainly related to the Enterprise Resource Planning system implementation; costs associated with QEPM operating as a public company and current transactions, including the QEP Field Services separation and QEPM's Green River Processing acquisition; a $5.2 million increase in labor and benefits costs associated with an increase in the number of employees; a $4.6 million increase in the mark-to-market value of the compensation plans due to the recent increase in QEP's stock price; $4.4 million related to an increase in the allowance for uncollectible accounts; and a $2.5 million increase for retention bonuses related to the QEP Field Services separation.

QEP 2014 Guidance

QEP Resources' full year 2014 guidance is shown below. The Company’s updated guidance assumes ethane recovery for the remainder of 2014 and other assumptions summarized in the table below:

Guidance and Assumptions

	2014	2014	2014 Second Half
	Previous Forecast	Current Forecast	Current Forecast
QEP Energy oil production (MMBbl)	14.2 - 15.2	14.7 - 15.2	7.4 - 7.9
QEP Energy NGL production (MMBbl)	3.8 - 4.3	6.0 - 6.3	2.5 - 2.8
QEP Energy natural gas production (Bcf)	166 - 181	165 - 175	72 - 82
QEP Energy total equivalent production (Bcfe)	274 - 298	289 - 304	132 - 146

Lease operating and transportation expense (per Mcfe)	$1.50 - $1.65	$1.50 - $1.65	$1.50 - $1.65
QEP Energy Depletion, Depreciation and Amortization (per Mcfe)	$3.30 - $3.60	$3.10 - $3.25	$3.25 - $3.50
Production and property taxes, % of field-level revenue	9% - 10%	8% - 9%	8% - 9%

(figures below in millions)
QEP Resources General and Administrative Expense	$190 - $210	$225 - $235	$103 - $113

QEP Energy capital investment(1)	$1,600 - $1,700	$1,725 - $1,825	$962 - $1,062
QEP Field Services capital investment	$80	$75	$37
Corporate and other capital investment	$25	$15	$8
Total QEP Resources capital investment	$1,705 - $1,805	$1,815 - $1,915	$1,007 - $1,107

(1) Excludes acquisitions and leasehold and assumes no sale or spinoff of QEP Field Services

Operations Summary

QEP Energy

Williston Basin

Williston Basin net production averaged approximately 35.6 Mboed (94% liquids) during the second quarter 2014, a 15% improvement over the first quarter 2014, and a 75% improvement over the second quarter 2013. The Company completed and turned to sales 31 gross operated wells during the quarter, including 27 wells in South Antelope and 4 wells in the Fort Berthold Reservation. The Company also participated in seven gross outside-operated Bakken/Three Forks wells that were completed and turned to sales during the quarter (average working interest 4%). QEP Energy continues to reduce drill times and set a new company record in the second quarter of 14.9 days from the start of drilling to total depth.

At the end of the second quarter, QEP Energy had 18 gross operated wells waiting on completion (average working interest 88%) in the Williston Basin and eight operated rigs running on the South Antelope acreage. QEP Energy had . In addition, the Company had interests in 41 gross outside-operated wells being drilled (average working interest 4%) and 26 gross outside-operated wells waiting on completion (average working interest 10%) at the end of the second quarter.

Slides 6-8 depict QEP Energy's acreage and activity in the Bakken/Three Forks play.

Permian Basin

QEP Energy closed the previously announced Permian Basin acquisition on February 25, 2014 and assumed field-level operations on April 1, 2014. Daily production during the second quarter 2014 averaged 7.7 Mboed (78% liquids). In the second quarter, QEP Energy completed and turned 14 gross wells to sales including one horizontal Wolfcamp B well with a maximum daily production rate of 833 Boed and a maximum average 30-day production rate of 637 Boed.

At end of second quarter, QEP Energy had seven operated rigs in the Permian Basin; five drilling vertical Atokaberry wells and two drilling horizontal targets in the Wolfcamp B and D sections. QEP Energy had six gross operated wells waiting on completion (average working interest of 87%) at end of the second quarter comprised of one horizontal and five vertical wells.

Slides 9-10 depict QEP Energy's acreage and activity in the northern Midland Basin.

Pinedale Anticline

During the second quarter 2014, QEP Energy's Pinedale net production averaged 278 MMcfed (24% liquids). QEP Energy began recovering ethane from Pinedale production on October 1, 2013, and partial ethane recovery continued throughout the first half of 2014. Currently, the Company plans to recover ethane for the remainder of 2014.

At the end of the second quarter, QEP Energy had four rigs operating at Pinedale. In the second quarter, drill times from spud to total depth averaged 11.3 days, compared to an average of 12.0 days in 2013. The Company completed and turned to sales 35 gross Pinedale wells during the second quarter 2014, including two wells for which QEP Energy was the operator but owns only a small overriding royalty interest. At the end of the second quarter, the Company had 50 gross Pinedale wells with QEP working interests drilled, cased and waiting on completion (average working interest 70%).

The Company currently expects to complete a total of approximately 110 - 115 gross wells during 2014, including approximately ten wells for which QEP Energy is the designated operator but owns only a small overriding royalty interest.

Please refer to slides 11-12 for additional details on the Company's Pinedale operations.

Uinta Basin

During the second quarter 2014, Uinta Basin net production averaged 74 MMcfed (36% liquids) of which 33 MMcfed (29% liquids) was from the Lower Mesaverde play. QEP Energy began recovering ethane from Uinta Basin gas production on October 1, 2013, and partial ethane recovery continued throughout the first half of 2014. Currently, the Company plans to recover ethane for the remainder of 2014.

At the end of the second quarter, the Company had one operated drilling rig working in the Lower Mesaverde play, 82 producing wells in the play, one well drilling (working interest 100%) and one well waiting on completion (working interest 100%). At the end of the second quarter, the Company was drilling its fourth horizontal Lower Mesaverde well and continues to make improvements on drill times and completion designs. The new drilling and completion approach could considerably improve the field development economics and lead to an accelerated drilling plan.

In addition to Lower Mesaverde activity, during the second quarter 2014 the Company had one rig drilling vertical wells targeting multiple crude oil-bearing limestone and sandstone reservoirs in the Lower Green River Formation, at an average true vertical depth of 5,500 feet.

Slides 13-14 depict QEP Energy's acreage and additional details of the Lower Mesaverde play.

QEP Field Services

QEP Field Services' processing margin (total processing plant revenues less shrink, transportation, fractionation, and operating expenses) was $24.9 million during the second quarter 2014, a 16% decrease compared to the $29.8 million generated in the second quarter 2013. This decline was driven by a 37% decrease in the keep-whole margin (NGL sales revenue less shrink, transportation and fractionation expenses), which was $9.2 million in the second quarter of 2014 and $14.5 million a year earlier, and a 2% decrease in fee-based processing revenues. The decline in keep-whole margin was due to lower NGL prices, higher transportation expense, increased shrinkage cost as a result of increased natural gas prices, and lower NGL volumes as a result of accounting for an adjustment in NGL transportation line fill volumes.

Gathering margin declined 17% during the second quarter of 2014 compared to the second quarter of 2013, due primarily to lower deficiency fee revenue in the period compared to the second quarter of 2013, as well as an 8% decrease in gathering system throughput. The decrease in gathering system throughput was due primarily to the ongoing suspension of drilling in Haynesville by QEP Energy, which resulted in a 40% decline in Haynesville volumes. Gathering volumes were also lower on the Uinta gathering system and QEPM's Vermillion gathering system. Approximately 84% and 79% of QEP Field Services' combined gathering and processing margin was derived from fee-based gathering and processing agreements in the second quarter 2014 and 2013, respectively.

As a result of the initial public offering of QEPM in the third quarter of 2013, QEP Field Services saw an increase in net income attributable to noncontrolling interest. For the second quarter 2014, this change resulted in negative impacts on QEP's net income and Adjusted EBITDA of $4.1 million and $7.5 million, respectively.

Second Quarter 2014 Results Conference Call

QEP Resources’ management will discuss second quarter 2014 results in a conference call on Thursday, August 7, 2014, beginning at 9:00 a.m. EDT. The conference call can be accessed at www.qepres.com. You may also participate in the conference call by dialing (877) 869-3847 in the U.S. or Canada and (201) 689-8261 for international calls. A replay of the teleconference will be available on the website immediately after the call through September 8, 2014, or by dialing (877) 660-6853 in the U.S. or Canada and (201) 612-7415 for international calls, and then entering the conference ID # 13586971. In addition, QEP’s slides for the second quarter 2014, with updated maps showing QEP’s leasehold and current activity for key operating areas discussed in this release, can be found on the Company’s website.
About QEP Resources, Inc.

QEP Resources, Inc. (NYSE:QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily the Rockies and the Williston Basin) and the Southern Region (primarily Texas, Oklahoma and Louisiana) of the United States. QEP Resources also gathers, compresses, treats, processes and stores natural gas. QEP Resources is the majority owner of QEP Midstream Partners, LP (NYSE:QEPM) and owns 100% of the partnership’s general partner. For more information, visit QEP Resources' website at: www.qepres.com.
Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding: forecasted production, lease operating and transportation expense, DD&A expense, general and administrative expense, property taxes and capital investment for 2014 and related assumptions for such guidance; maintaining financial flexibility; growing oil production from our Williston Basin assets; plans to recover ethane in 2014; plans to drill and complete wells; potential locations and anticipated results from changes in drilling designs in the Uinta Basin; focus on shareholder value creation; integration and acceleration of development of the Permian Basin properties; separation of the midstream business; financial position; focus on upstream assets; and importance of non-GAAP financial measures. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the availability of capital; global geopolitical and macroeconomic factors; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; natural gas, NGL and oil prices; impact of new laws and regulations, including regulations regarding the flaring of natural gas, the use of hydraulic fracture stimulation and the implementation of the Dodd-Frank Act; elimination of federal income tax deductions for oil and gas exploration and development; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; transportation constraints; weather conditions; changes in maintenance and construction costs and possible inflationary pressures; permitting delays; the availability and cost of credit; outcome of contingencies such as legal proceedings; inability to successfully integrate acquired assets; inadequate supplies of water and/or lack of water disposal sources; the outcome of litigation; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Disclosures regarding Estimated Ultimate Recovery (EUR)

The Securities and Exchange Commission (SEC) requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or through reliable technology to be economically and legally producible at specific prices and existing economic and operating conditions. The SEC permits optional disclosure of probable and possible reserves, however QEP has made no such disclosures in its filings with the SEC. QEP uses certain terms in its periodic news releases and other presentation materials such as “estimated ultimate recovery” or “EUR”, “resource potential”, and “net resource potential”. These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially more risks of actually being realized. The SEC guidelines strictly prohibit QEP from including such estimates in filings with the SEC. Investors are urged to closely consider the disclosures about the Company’s reserves in its Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports on file with the SEC.

Contact

Investors:                    Media:
Greg Bensen                    Brent Rockwood
Director, Investor Relations            Director, Communications
303-405-6665                    303-672-6999

QEP RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES	(in millions except per share data)
Gas sales	$215.1	$218.1	$437.6	$415.7
Oil sales	358.8	208.3	647.5	402.5
NGL sales	92.9	75.3	194.0	143.7
Gathering, processing and other	34.0	42.6	78.4	88.2
Purchased gas, oil and NGL sales	235.9	206.7	463.1	397.4
Total Revenues	936.7	751.0	1,820.6	1,447.5
OPERATING EXPENSES
Purchased gas, oil and NGL expense	235.7	207.0	460.0	403.8
Lease operating expense	57.5	43.5	112.8	82.4
Gas, oil and NGL transportation and other handling costs	54.3	37.3	97.7	71.3
Gathering, processing and other	24.8	23.5	50.6	44.1
General and administrative	64.2	40.9	120.8	86.9
Production and property taxes	56.1	39.3	105.4	75.2
Depreciation, depletion and amortization	249.7	249.8	489.9	504.0
Exploration expenses	1.7	2.6	3.9	7.7
Impairment	1.5	0.2	3.5	0.2
Total Operating Expenses	745.5	644.1	1,444.6	1,275.6
Net gain (loss) from asset sales	(201.0)	100.4	(198.6)	100.2
OPERATING INCOME (LOSS)	(9.8)	207.3	177.4	272.1
Realized and unrealized losses on derivative contracts	(88.0)	114.0	(168.9)	79.4
Interest and other income	0.8	3.1	3.7	5.1
Income from unconsolidated affiliates	1.2	1.6	3.4	2.9
Interest expense	(45.7)	(41.4)	(88.2)	(80.8)
INCOME (LOSS) BEFORE INCOME TAXES	(141.5)	284.6	(72.6)	278.7
Income tax (provision) benefit	54.2	(104.8)	30.8	(102.6)
NET INCOME (LOSS)	(87.3)	179.8	(41.8)	176.1
Net income attributable to noncontrolling interest	(5.0)	(1.4)	(10.8)	(2.0)
NET INCOME (LOSS) ATTRIBUTABLE TO QEP	$(92.3)	$178.4	$(52.6)	$174.1

Earnings (Loss) Per Common Share Attributable to QEP
Basic	$(0.51)	$0.99	$(0.29)	$0.97
Diluted	$(0.51)	$0.99	$(0.29)	$0.97

Weighted-average common shares outstanding
Used in basic calculation	180.1	179.3	179.9	179.1
Used in diluted calculation	180.1	179.5	179.9	179.4
Dividends per common share	$0.02	$0.02	$0.04	$0.04

QEP RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2014	December 31, 2013
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$702.3	$11.9
Accounts receivable, net	555.7	408.5
Fair value of derivative contracts	—	0.2
Gas, oil and NGL inventories, at lower of average cost or market	8.6	13.4
Deferred income taxes - current	50.7	30.6
Prepaid expenses and other	66.7	54.4
Total Current Assets	1,384.0	519.0
Property, Plant and Equipment (successful efforts method for oil and gas properties)
Proved properties	11,231.2	11,571.4
Unproved properties	1,120.1	665.1
Midstream field services	1,735.2	1,698.1
Marketing and resources	92.1	85.5
Material and supplies	66.0	59.0
Total Property, Plant and Equipment	14,244.6	14,079.1
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	4,680.5	4,930.9
Midstream field services	441.1	409.7
Marketing and resources	26.7	22.1
Total Accumulated Depreciation, Depletion and Amortization	5,148.3	5,362.7
Net Property, Plant and Equipment	9,096.3	8,716.4
Investment in unconsolidated affiliates	36.7	39.0
Fair value of derivative contracts	1.7	1.0
Restricted Cash	—	50.0
Other noncurrent assets	44.1	51.4
TOTAL ASSETS	$10,562.8	$9,376.8

LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$5.7	$90.9
Accounts payable and accrued expenses	692.6	434.9
Production and property taxes	65.7	51.8
Interest payable	37.1	37.2
Fair value of derivative contracts	109.3	26.7
Total Current Liabilities	910.4	641.5
Long-term debt	3,910.8	2,997.5
Deferred income taxes	1,597.6	1,560.6
Asset retirement obligations	188.5	191.8
Fair value of derivative contracts	16.1	—
Other long-term liabilities	113.5	108.6
Commitments and contingencies (see Note 11)
EQUITY
Common stock - par value $0.01 per share; 500.0 million shares authorized; 180.8 million and 179.7 million shares issued, respectively	1.8	1.8
Treasury stock - 0.7 million and 0.4 million shares, respectively	(23.0)	(14.9)
Additional paid-in capital	518.0	498.4
Retained earnings	2,857.9	2,917.8
Accumulated other comprehensive loss	(24.6)	(26.5)
Total Common Shareholders' Equity	3,330.1	3,376.6
Noncontrolling interest	495.8	500.2
Total Equity	3,825.9	3,876.8
TOTAL LIABILITIES AND EQUITY	$10,562.8	$9,376.8

QEP RESOURCES, INC. CONSOLIDATED CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2014	2013
	(in millions)
OPERATING ACTIVITIES
Net income (loss)	$(41.8)	$176.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	489.9	504.0
Deferred income taxes	15.8	121.0
Impairment	3.5	0.2
Equity-based compensation	13.4	13.2
Amortization of debt issuance costs and discounts	3.4	3.1
Net (gain) loss from asset sales	198.6	(100.2)
Income from unconsolidated affiliates	(3.4)	(2.9)
Distributions from unconsolidated affiliates and other	6.3	4.1
Unrealized loss on derivative contracts	98.2	1.4
Changes in operating assets and liabilities	76.4	(222.1)
Net Cash Provided by Operating Activities	860.3	497.9
INVESTING ACTIVITIES
Property acquisitions	(949.4)	(22.0)
Property, plant and equipment, including dry exploratory well expense	(779.0)	(719.9)
Proceeds from disposition of assets	706.3	143.0
Acquisition deposit held in escrow	50.0	—
Net Cash Used in Investing Activities	(972.1)	(598.9)
FINANCING ACTIVITIES
Checks outstanding in excess of cash balances	(85.2)	55.8
Long-term debt issued	300.0	—
Long-term debt issuance costs paid	(1.1)	—
Proceeds from credit facility	3,151.0	1,601.0
Repayments of credit facility	(2,538.0)	(1,402.5)
Treasury stock repurchases	(5.5)	(7.5)
Other capital contributions	4.1	2.9
Dividends paid	(7.3)	(7.2)
Excess tax (provision) benefit on equity-based compensation	(0.6)	1.3
Distribution to noncontrolling interest	(15.2)	(3.1)
Net Cash Provided by Financing Activities	802.2	240.7
Change in cash and cash equivalents	690.4	139.7
Beginning cash and cash equivalents	11.9	—
Ending cash and cash equivalents	$702.3	$139.7

QEP RESOURCES, INC. OPERATIONS BY LINE OF BUSINESS (Unaudited) QEP Energy - Production by Region

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	(in Bcfe)			(in Bcfe)
	2014	2013	Change	2014	2013	Change
Northern Region
Pinedale	25.3	23.2	9%	46.2	44.9	3%
Williston Basin	19.4	11.1	75%	36.2	20.1	80%
Uinta Basin	6.8	7.0	(3)%	13.0	12.8	2%
Other Northern	3.5	3.5	—%	6.0	7.0	(14)%
Total Northern Region	55.0	44.8	23%	101.4	84.8	20%
Southern Region
Haynesville/Cotton Valley	13.1	18.8	(30)%	27.5	41.1	(33)%
Permian Basin	4.2	—	—%	5.4	—	—%
Midcontinent	11.6	14.3	(19)%	23.3	30.0	(22)%
Total Southern Region	28.9	33.1	(13)%	56.2	71.1	(21)%
Total production	83.9	77.9	8%	157.6	155.9	1%

QEP Energy - Total Production

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
QEP Energy Production Volumes
Gas (Bcf)	48.6	56.9	(15)%	93.1	115.4	(19)%
Oil (Mbbl)	3,980.6	2,385.2	67%	7,292.6	4,524.1	61%
NGL (Mbbl)	1,886.0	1,115.0	69%	3,454.3	2,223.5	55%
Total production (Bcfe)	83.9	77.9	8%	157.6	155.9	1%
Average daily production (MMcfe)	0.9	0.9	—%	0.9	0.9	—%

QEP Energy - Prices

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Gas (per Mcf)
Average field-level price	$4.42	$3.83		$4.70	$3.60
Commodity derivative impact	(0.17)	0.44		(0.31)	0.61
Net realized price	$4.25	$4.27	—%	$4.39	$4.21	4%
Oil (per bbl)
Average field-level price	$90.06	$87.31		$88.74	$88.97
Commodity derivative impact	(6.29)	2.68		(5.21)	2.55
Net realized price	$83.77	$89.99	(7)%	$83.53	$91.52	(9)%
NGL (per bbl)
Average field-level price	$34.34	$41.32		$37.03	$43.48
Commodity derivative impact	—	—		—	—
Net realized price	$34.34	$41.32	(17)%	$37.03	$43.48	(15)%
Average net equivalent price (per Mcfe)
Average field-level price	$7.62	$6.07		$7.70	$5.87
Commodity derivative impact	(0.40)	0.40		(0.42)	0.52
Net realized price	$7.22	$6.47	12%	$7.28	$6.39	14%

QEP Energy - Operating Expenses

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
	(per Mcfe)
Depreciation, depletion and amortization	$2.77	$3.06	(9)%	$2.89	$3.06	(6)%
Lease operating expense	0.71	0.59	20%	0.74	0.56	32%
Gas, oil and NGL transport & other handling costs	0.86	0.76	13%	0.87	0.74	18%
Production taxes	0.63	0.48	31%	0.64	0.46	39%
Total Operating Expenses	$4.97	$4.89	2%	$5.14	$4.82	7%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
QEP Field Services Gathering Operating Statistics
Gas gathering volumes (millions of MMBtu)	103.2	112.0	(8)%	200.5	223.3	(10)%
Gathering revenue (per MMBtu)	$0.35	$0.34	3%	$0.34	$0.34	—%

QEP Field Services Gathering Margin (in millions)
Gathering revenue	$36.4	$37.8	(4)%	$69.0	$75.4	(8)%
Other Gathering revenue	7.3	13.1	(44)%	18.4	23.3	(21)%
Gathering expense	(9.6)	(9.6)	—%	(19.6)	(19.9)	(2)%
Gathering margin	$34.1	$41.3	(17)%	$67.8	$78.8	(14)%

QEP Field Services Processing Margin (in millions)
NGL sales	$27.8	$29.2	(5)%	$65.8	$47.0	40%
Processing (fee-based) revenues	19.1	19.4	(2)%	35.1	35.8	(2)%
Other processing revenues	1.2	—	—%	9.3	4.9	90%
Processing expense	(4.6)	(4.1)	12%	(9.0)	(8.2)	10%
Processing plant fuel and shrink expense	(9.8)	(9.3)	5%	(21.1)	(15.2)	39%
Gas, oil and NGL transport & other handling costs	(8.8)	(5.4)	63%	(12.4)	(8.2)	51%
Processing margin	$24.9	$29.8	(16)%	$67.7	$56.1	21%
Keep-whole margin(1)	$9.2	$14.5	(37)%	$32.3	$23.6	37%

QEP Field Services Processing Operating Statistics
NGL sales (MBbls)	490.6	708.8	(31)%	1,091.8	1,049.9	4%
Average net realized NGL sales price (per Bbl)(2)	$56.71	$41.21	38%	$60.29	$44.82	35%
Total fee-based processing volumes (in millions of MMBtu)	62.6	65.5	(4)%	117.3	119.2	(2)%
Average fee-based processing revenue (per MMBtu)	$0.30	$0.30	—%	$0.30	$0.30	—%

QEP RESOURCES, INC.
NON-GAAP MEASURES
(Unaudited)

This release contains references to the non-GAAP measure of Adjusted EBITDA. Management believes Adjusted EBITDA is an important measure of the Company’s cash flow, liquidity, and ability to incur and service debt, fund capital expenditures and make distributions to shareholders. The use of this measure allows investors to understand how management evaluates financial performance to make operating decisions and allocates resources. It is also an important measure for comparing the Company’s financial performance to other gas and oil producing companies. Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment, and certain other non-cash and/or non-recurring items. The following tables reconcile QEP Resources’ and its subsidiaries’ net income attributable to QEP to Adjusted EBITDA:

	QEP Energy	QEP Field Services	QEP Marketing & Resources	QEP Resources
Three Months Ended June 30, 2014	(in millions)
Net income (loss) income attributable to QEP	(107.0)	8.4	6.3	(92.3)
Unrealized losses on derivative contracts	51.8	—	0.9	52.7
Net loss from asset sales	200.8	0.2	—	201.0
Interest and other income	(0.6)	—	(0.2)	(0.8)
Income tax (benefit) provision	(64.0)	7.1	2.7	(54.2)
Interest expense (income) (1)	56.6	0.5	(11.6)	45.5
Depreciation, depletion and amortization (2)	232.3	12.8	0.6	245.7
Impairment	1.5	—	—	1.5
Exploration expenses	1.7	—	—	1.7
Adjusted EBITDA	373.1	29.0	(1.3)	400.8

Three Months Ended June 30, 2013
Net income attributable to QEP	142.1	26.4	9.9	178.4
Unrealized gains on derivative contracts	(78.1)	—	(5.8)	(83.9)
Net (gain) loss from asset sales	(100.5)	0.1	—	(100.4)
Interest and other (income) loss	(3.2)	—	0.1	(3.1)
Income tax provision	82.1	15.1	7.6	104.8
Interest expense (income)	48.9	5.3	(12.8)	41.4
Depreciation, depletion and amortization (2)	238.0	11.4	0.1	249.5
Impairment	0.2	—	—	0.2
Exploration expenses	2.6	—	—	2.6
Adjusted EBITDA	332.1	58.3	(0.9)	389.5

(1) Excludes noncontrolling interest's share of $0.2 million and $0.4 million during the three and six months ended June 30, 2014, respectively, of interest expense attributable to QEPM.
(2) Excludes noncontrolling interest's share of $4.0 million and $0.3 million during the three months ended June 30, 2014 and 2013, respectively, and $7.7 million and $1.4 million during the six months ended June 30, 2014 and 2013, respectively, of depreciation, depletion and amortization attributable to Rendezvous Gas Services, L.L.C and QEPM.

	QEP Energy	QEP Field Services	QEP Marketing & Resources	QEP Resources
Six Months Ended June 30, 2014	(in millions)
Net income (loss) income attributable to QEP	(97.5)	33.8	11.1	(52.6)
Unrealized losses on derivative contracts	97.0	—	1.2	98.2
Net loss from asset sales	198.4	0.2	—	198.6
Interest and other income	(3.5)	—	(0.2)	(3.7)
Income tax (benefit) provision	(58.1)	21.7	5.6	(30.8)
Interest expense (income) (1)	105.5	0.9	(18.6)	87.8
Depreciation, depletion and amortization (2)	455.7	25.6	0.9	482.2
Impairment	3.5	—	—	3.5
Exploration expenses	3.9	—	—	3.9
Adjusted EBITDA	704.9	82.2	—	787.1

Six Months Ended June 30, 2013
Net income attributable to QEP	112.3	48.0	13.8	174.1
Unrealized gains on derivative contracts	5.9	—	(4.5)	1.4
Net (gain) loss from asset sales	(100.6)	0.4	—	(100.2)
Interest and other (income) loss	(4.9)	(0.3)	0.1	(5.1)
Income tax provision	64.9	27.6	10.1	102.6
Interest expense (income)	94.2	9.3	(22.7)	80.8
Depreciation, depletion and amortization (2)	476.1	26.5	0.4	503.0
Impairment	0.2	—	—	0.2
Exploration expenses	7.7	—	—	7.7
Adjusted EBITDA	655.8	111.5	(2.8)	764.5

(1) Excludes noncontrolling interest's share of $0.2 million and $0.4 million during the three and six months ended June 30, 2014, respectively, of interest expense attributable to QEPM.
(2) Excludes noncontrolling interest's share of $4.0 million and $0.3 million during the three months ended June 30, 2014 and 2013, respectively, and $7.7 million and $1.4 million during the six months ended June 30, 2014 and 2013, respectively, of depreciation, depletion and amortization attributable to Rendezvous Gas Services, L.L.C and QEPM.

This release also contains references to the non-GAAP measure of Adjusted Net Income. Management defines Adjusted Net Income as earnings excluding gains and losses from asset sales, unrealized gains and losses on derivative contracts, accrued litigation loss contingency, costs from early extinguishment of debt and asset impairments. Management believes Adjusted Net Income is an important measure of the Company’s operational performance relative to other gas and oil producing companies.

The following table reconciles net income attributable to QEP Resources’ to Adjusted Net Income:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in millions, except per earnings per share)
Net income (loss) attributable to QEP	$(92.3)	$178.4	$(52.6)	$174.1
Adjustments to net income (loss)
Net loss (gain) from asset sales	201.0	(100.4)	198.6	(100.2)
Income tax (benefit) provision from asset sales	(74.8)	37.4	(73.9)	37.3
Unrealized loss (gain) on derivative contracts	52.7	(83.9)	98.2	1.4
Income tax (benefit) provision on unrealized loss (gain) on derivative contracts	(19.6)	31.3	(36.5)	(0.4)
Impairment Charges	1.5	0.2	3.5	0.2
Income tax (benefit) on non-cash price-related impairment charge	(0.6)	(0.1)	(1.3)	(0.1)
Total after-tax adjustments to net income	160.2	(115.5)	188.6	(61.8)
Adjusted net income attributable to QEP Resources	$67.9	$62.9	$136.0	$112.3

Earnings per Common Share attributable to QEP
Diluted earnings per share	$(0.51)	$0.99	$(0.29)	$0.97
Diluted after-tax adjustments to net income per share	0.89	(0.64)	1.05	(0.34)
Diluted Adjusted Net Income per share	$0.38	$0.35	$0.76	$0.63

Weighted-average common shares outstanding
Diluted(1)	180.5	179.5	180.2	179.4

Weighted-average common shares outstanding diluted Non-GAAP reconciliation(1)
Weighted-average common shares outstanding used in GAAP diluted calculation	180.1		179.9
Potential number of shares issuable upon exercise of in-the-money stock options under the long-term stock incentive plan	0.4		0.3
Weighted-average common shares outstanding used in Non- GAAP diluted calculation	180.5		180.2

(1) The three and six months ended June 30, 2014, diluted common shares outstanding for purposes of calculating Diluted Adjusted Net Income per share include potential increases in shares that could result from the exercise of in-the-money stock options. These potential shares are excluded for the three and six months ended June 30, 2014, in calculating earnings-per-share for GAAP purposes, because the effect is antidilutive due to the Company's net loss for GAAP purposes.

The following table presents open 2014 derivative positions as of July 31, 2014:

Year	Type of Contract	Index	Total Volumes	Average Swap price per unit
			(in millions)
Gas sales			(MMBtu)
2014	SWAP	NYMEX	12.2	$4.22
2014	SWAP	IFNPCR	33.7	$4.08
2015	SWAP	NYMEX	25.6	$4.14
2015	SWAP	IFNPCR	11.0	$4.06
Oil Sales			(Bbls)
2014	SWAP	NYMEX WTI	5.2	$93.54
2015	SWAP	NYMEX WTI	6.6	$89.98
2015	SWAP	BRENT ICE	0.4	$104.95
2016	SWAP	NYMEX WTI	0.4	$90.00

The following table sets forth QEP Energy's oil basis swaps as of July 31, 2014:

Year	Index	Index Less Differential	Total Volumes	Weighted Average Differential
Oil basis swaps			(in millions)
			(Bbls)
2014	NYMEX WTI	ICE Brent	0.3	$13.78
2014	NYMEX WTI	LLS	0.3	$4.03
2015	NYMEX WTI	LLS	0.1	$4.03

The following table sets forth QEP Marketing’s volumes and swap prices for its commodity derivative contracts as of July 31, 2014:

Year	Type of Contract	Index	Total Volumes	Average Swap price per MMBtu
			(in millions)
Gas sales			(MMBtu)
2014	SWAP	IFNPCR	2.0	$3.95
2015	SWAP	IFNPCR	1.2	$4.22
Gas purchases			(MMBtu)
2014	SWAP	IFNPCR	1.7	$3.83